                                                                       EXHIBIT 1


================================================================================


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                         RATIONAL SOFTWARE CORPORATION

                            WINGS MERGER CORPORATION

                                      AND

                             PURE ATRIA CORPORATION



                                 APRIL 7, 1997


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                               TABLE OF CONTENTS

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ARTICLE I - THE MERGER                                                           2

1.1    The Merger............................................................    2
1.2    Effective Time; Closing...............................................    2
1.3    Effect of the Merger..................................................    2
1.4    Certificate of Incorporation; Bylaws..................................    2
1.5    Directors and Officers................................................    3
1.6    Effect on Capital Stock...............................................    3
1.7    Dissenting Shares.....................................................    4
1.8    Surrender of Certificates.............................................    5
1.9    No Further Ownership Rights in Target Common Stock....................    6
1.10   Lost, Stolen or Destroyed Certificates................................    6
1.11   Tax and Accounting Consequences.......................................    6
1.12   Taking of Necessary Action; Further Action............................    7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF TARGET........................    7

2.1    Organization of Target................................................    7
2.2    Target Capital Structure..............................................    8
2.3    Obligations With Respect to Capital Stock.............................    8
2.4    Authority.............................................................    9
2.5    SEC Filings; Target Financial Statements..............................   10
2.6    Absence of Certain Changes or Events..................................   11
2.7    Tax...................................................................   11
2.8    Restrictions on Business Activities...................................   11
2.9    Title to Properties; Absence of Liens and Encumbrances................   11
2.10   Intellectual Property.................................................   12
2.11   Compliance; Permits; Restrictions.....................................   13
2.12   Litigation............................................................   13
2.13   Brokers' and Finders' Fees............................................   13
2.14   Employee Benefit Plans................................................   13
2.15   Employees; Labor Matters..............................................   14
2.16   Environmental Matters.................................................   14
2.17   Agreements, Contracts and Commitments.................................   15
2.18   Change of Control Payments............................................   16
2.19   Statements; Proxy Statement/Prospectus................................   16
2.20   Board Approval........................................................   17
2.21   Fairness Opinion......................................................   17
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ARTICLE III - REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
              MERGER SUB.....................................................   17

3.1    Organization of Acquiror..............................................   17
3.2    Acquiror and Merger Sub Capital Structure.............................   18
3.3    Obligations With Respect to Capital Stock.............................   18
3.4    Authority.............................................................   19
3.5    Section 203 of the Delaware General Corporation Law Not Applicable....   20
3.6    SEC Filings; Acquiror Financial Statements............................   20
3.7    Absence of Certain Changes or Events..................................   21
3.8    Taxes and Returns.....................................................   21
3.9    Title to Properties; Absence of Liens and Encumbrances................   22
3.10   Intellectual Property.................................................   22
3.11   Compliance; Permits; Restrictions.....................................   23
3.12   Litigation............................................................   23
3.13   Brokers' and Finders' Fees............................................   24
3.14   Employee Benefit Plans................................................   24
3.15   Employees; Labor Matters..............................................   24
3.16   Environmental Matters.................................................   25
3.17   Agreements, Contracts and Commitments.................................   25
3.18   Change of Control Payments............................................   26
3.19   Statements; Proxy Statement/Prospectus................................   26
3.20   Board Approval........................................................   27
3.21   Fairness Opinion......................................................   27
3.22   Restrictions on Business Activities...................................   27

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME.............................   27

4.1    Conduct of Business...................................................   27
4.2    Acquiror Acquisitions.................................................   30
4.3    No HSR Act Violation..................................................   31

ARTICLE V - ADDITIONAL AGREEMENTS............................................   31

5.1    Proxy Statement/Prospectus; Registration Statement; Other Filings;
       Board Recommendations.................................................   31
5.2    Meetings of Stockholders..............................................   32
5.3    Confidentiality; Access to Information................................   32
5.4    No Solicitation.......................................................   33
5.5    Public Disclosure.....................................................   36
5.6    Legal Requirements....................................................   36
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5.7    Third Party Consents..................................................   36
5.8    Notification of Certain Matters.......................................   36
5.9    Best Efforts and Further Assurances...................................   36
5.10   Stock Options and Warrants............................................   37
5.11   Form S-8..............................................................   37
5.12   Indemnification and Insurance.........................................   37
5.13   Nasdaq National Market Listing........................................   38
5.14   Acquiror Affiliate Agreement..........................................   38
5.15   Target Affiliate Agreement............................................   39
5.16   Acquiror Voting Agreements............................................   39
5.17   Target Voting Agreements..............................................   39
5.18   Regulatory Filings; Reasonable Efforts................................   39
5.19   Increase in Authorized Shares.........................................   39
5.20   Tax-Free Reorganization...............................................   40
5.21   Nasdaq Quotation......................................................   40
5.22   Employee Benefit Arrangements.........................................   40
5.23   [Intentionally left blank]............................................   40
5.24   Amendment to Registration Rights......................................   40
5.25   Pooling Accounting....................................................   40
5.26   Option Agreement......................................................   41
5.27   ESPP..................................................................   41

ARTICLE VI - CONDITIONS TO THE MERGER........................................   41

6.1    Conditions to Obligations of Each Party to Effect the Merger..........   41
6.2    Additional Conditions to Obligations of Target........................   42
6.3    Additional Conditions to the Obligations of Acquiror and Merger Sub...   43

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER..............................   44

7.1    Termination...........................................................   44
7.2    Notice of Termination; Effect of Termination..........................   45
7.3    Fees and Expenses.....................................................   46
7.4    Amendment.............................................................   47
7.5    Extension; Waiver.....................................................   48
7.6    Extension of Date.....................................................   48

ARTICLE VIII - GENERAL PROVISIONS............................................   48

8.1    Non-Survival of Representations and Warranties........................   48
8.2    Notices...............................................................   48
8.3    Interpretation; Knowledge.............................................   49
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8.4    Counterparts..........................................................   49
8.5    Entire Agreement; Third Party Beneficiaries...........................   49
8.6    Severability..........................................................   50
8.7    Other Remedies; Specific Performance..................................   50
8.8    Governing Law.........................................................   50
8.9    Rules of Construction.................................................   50
8.10   Assignment............................................................   50
8.11   Waiver of Jury Trial..................................................   51
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                                     -iv-

                               INDEX OF EXHIBITS
                               -----------------


Exhibit A-1         Form of  Target Voting Agreement

Exhibit A-2         Form of Acquiror Voting Agreement

Exhibit B-1         Form of Target Option Agreement

Exhibit B-2         Form of Acquiror Option Agreement

Exhibit C-1         Form of Acquiror Affiliate Agreement

Exhibit C-2         Form of Target Affiliate Agreement

Exhibit D-1         Form of Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

Exhibit D-2         Form of Opinion of Fenwick & West LLP

Exhibit E           Form of Noncompetition Agreement

                                                                     EXHIBIT 2.1
                                                                     -----------

                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of April 7, 1997, by and among Rational Software Corporation, a Delaware corporation ("ACQUIROR"), Wings Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("MERGER SUB"), and Pure Atria Corporation, a Delaware corporation ("TARGET").

                                    RECITALS
                                    --------

     A. The Boards of Directors of Acquiror, Merger Sub and Target believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "MERGER") upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW").

     B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, $.0001 par value ("TARGET COMMON STOCK"), shall be converted into shares of Acquiror Common Stock, no par value ("ACQUIROR COMMON STOCK"), at the rate set forth herein.

     C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     D.   The parties intend, by executing this Agreement (as defined in Section
1.2 below), to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16.

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror's willingness to enter into this Agreement, certain affiliates of Target shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-1 (the "TARGET VOTING AGREEMENTS").
                        -----------
Concurrently with the execution of this Agreement, and as a condition and inducement to Target's willingness to enter into this Agreement, certain affiliates of Acquiror shall enter into Voting Agreements in substantially the form attached hereto as Exhibit A-2 (the "ACQUIROR VOTING AGREEMENTS").
                        -----------

     G. Concurrently with the execution of this Agreement, and as a condition and inducement to Acquiror to enter into this Agreement, Target shall execute and deliver a Stock Option Agreement in favor of Acquiror in substantially the form attached hereto as Exhibit B-1 (the "TARGET OPTION AGREEMENT").
                        -----------

     H. Concurrently with the execution of this Agreement, and as a condition and inducement to Target to enter into this Agreement, Acquiror shall execute and deliver a Stock Option Agreement in favor of Target in substantially the form attached hereto as Exhibit B-2 (the
                                                                -----------
"ACQUIROR OPTION AGREEMENT").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

      1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 Effective Time; Closing.  Subject to the provisions of this Agreement,
          -----------------------
the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the
                       --------  -------
Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be the name of Target immediately prior to the Merger.

          (b) Subject to Section 5.12, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

      1.5 Directors and Officers.  The initial directors of the Surviving
          ----------------------
Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.6 Effect on Capital Stock.  At the Effective Time, by virtue of the
          -----------------------
Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

          (a) Conversion of Target Common Stock.  Each share of Target Common
              ---------------------------------
Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Target Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.9 (the "EXCHANGE RATIO") shares of Acquiror Common Stock upon surrender of the certificate representing such share of Target Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

          (b) Cancellation of Acquiror-Owned Stock.  Each share of Target Common
              ------------------------------------
Stock held by Target or owned by Merger Sub, Acquiror or any direct or indirect wholly owned subsidiary of Target or of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Option Plans; Employee Stock Purchase Plan. At the Effective
              ------------------------------------------------
Time, all options to purchase Target Common Stock then outstanding under all of Target's stock option plans, which plans are listed on Schedule 1.6(c) of the Target Schedules (the "TARGET STOCK OPTION PLANS") shall be assumed by Acquiror in accordance with Section 5.10 hereof. With respect to any stock purchase agreements entered into by the Target pursuant to any of the Target Stock Option Plans, following the consummation of the Merger any Target repurchase rights with respect to such stock purchase agreements shall be assigned to the Acquiror and continue in the Acquiror's favor, subject to the terms of such agreements and such plans. The Target shall take such actions as are necessary to establish a "new exercise date" as such term is used in the Target's Employee Stock Purchase Plan (the "TARGET ESPP")) in accordance with the terms of the Target ESPP (the "NEW EXERCISE DATE") for the then current offering period (as such term is used in the Target ESPP). The New Exercise Date shall be the last trading day on which the Acquiror's Common Shares are traded on the Nasdaq National Market immediately prior to the Effective Time provided, that the New Exercise Date shall be conditioned upon the consummation of the Merger. On the New Exercise Date, the Target shall apply the funds credited as of such date under the Target ESPP within each participant's payroll withholdings account to the purchase of whole shares of Target Common Stock in accordance with the terms of the Target ESPP.

          (d) Capital Stock of Merger Sub.  Each share of Common Stock, $.001,
              ---------------------------
of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.001, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio.  The Exchange Ratio shall be
              -----------------------------
adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares.  No fraction of a share of Acquiror Common
              -----------------
Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) the average closing price of one share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

      1.7 Dissenting Shares.
          -----------------

          (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Target Common Stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the foregoing, if any holder of shares of Target Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and cash in lieu of fractional shares of Acquiror Common Stock in accordance with Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of Target Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

          (c) Target shall give Acquiror (i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Target which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Target shall not, except with the prior written consent of Acquiror or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Target Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by Target or the Surviving Corporation as the case may be.

          (d) The above provisions of this Section 1.7 shall apply only to the extent that appraisal rights are required pursuant to Delaware Law, and shall not be construed to limit the parties' obligations under Section 5.21 (Nasdaq Quotation).

      1.8 Surrender of Certificates.
          -------------------------

          (a) Exchange Agent.  Acquiror shall select a bank or trust company
              --------------
with assets of not less than $500 million to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) Acquiror to Provide Common Stock and Cash.  Promptly after the
              -----------------------------------------
Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Acquiror Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Target Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Target Common Stock may be entitled pursuant to Section 1.8(d).

          (c) Exchange Procedures.  Promptly after the Effective Time, Acquiror
              -------------------
shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive shares of Acquiror Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Acquiror Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d).

          (d) Distributions With Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Acquiror Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Acquiror Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Acquiror Common Stock.

          (e) Transfers of Ownership.  If certificates for shares of Acquiror
              ----------------------
Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability.  Notwithstanding anything to the contrary in this
              ------------
Section 1.8, neither the Exchange Agent, Acquiror, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Acquiror Common Stock or Target Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.9 No Further Ownership Rights in Target Common Stock.  All shares of
          --------------------------------------------------
Acquiror Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash or other distributions paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates
           --------------------------------------
shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Acquiror may, in its discretion and as a
        --------  -------
condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, Target or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11 Tax and Accounting Consequences.
           -------------------------------

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.12 Taking of Necessary Action; Further Action.  If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                    ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target represents and warrants to Acquiror and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Target to Acquiror dated as of the date hereof (the "TARGET SCHEDULES"), as follows:

      2.1 Organization of Target.
          ----------------------

          (a) Target and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Target.

          (b) Target has delivered to Acquiror a true and complete list of all of Target's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Target's equity interest therein.

          (c) Target has delivered or made available to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws of Target and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Target nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with Target, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Target and its subsidiaries taken as a whole, except (i) that a change in the market price of the Target Common Stock shall not, in and of itself, be deemed a "Material Adverse Effect" with respect to Target and (ii) that a "Material Adverse Effect" with respect to Target shall not include any adverse effect (i) on the bookings, revenues, gross margins or earnings of Target (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction in or cancellation or change in the terms of product orders by customers of Target or (ii) due to employee attrition of Target, where Target sustains the burden of reasonably demonstrating that any such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. Acquiror may conclude that Material Adverse Effect on Target has occurred only if Acquiror makes such determination in good faith after consulting with its and Target's Chief Financial Officer or Chief Executive Officer, auditors and other financial advisors.

      2.2 Target Capital Structure.  The authorized capital stock of Target
          ------------------------
consists of 80,000,000 shares of Common Stock, $.0001 par value, of which there were 42,803,204 shares issued and outstanding as of the close of business on March 14, 1997 and 2,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued or outstanding. Since the close of business on March 14, 1997, no shares of Target Capital Stock have been issued except pursuant to the exercise of options outstanding as of March 14, 1997 under the Target Stock Option Plans or pursuant to the Target ESPP. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound. As of the close of business on March 14, 1997, Target had reserved (i) an aggregate of 9,760,000 shares of Target Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Target Stock Option Plans, under which, as of the close of business on March 14, 1997, options and stock purchase rights, if any, were outstanding for an aggregate of 7,630,000 shares, and (ii) 90,000 shares of Common Stock, net of prior issuances, for issuance to employees pursuant to the Target ESPP. All shares of Target Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement or document to which Target is a party or by which it is bound.

      2.3 Obligations With Respect to Capital Stock.  Except as set forth in
          -----------------------------------------
Section 2.2 and except for the Target Option Agreement, there are no equity securities or similar ownership interests of any class of Target, or any securities exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Target owns, directly or indirectly through one or more subsidiaries, there are no equity securities, or similar ownership interests of any class of any subsidiary of Target, or any security exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Target or any of its subsidiaries is a party or by which it is bound obligating Target or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock or similar ownership interests of Target or any of its subsidiaries or obligating Target or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Target, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Target or with respect to any equity security or similar ownership interest of any class of any of its subsidiaries, other than the Target Voting Agreements.

      2.4 Authority.
          ---------

          (a) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Target Common Stock is required for Target's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by Acquiror and, if applicable, Merger Sub, constitute valid and binding obligations of Target, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Target does not, and the performance of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Target or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Target's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Target's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Target or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clause
(iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Target. The Target Schedules list all material consents, waivers and approvals under any of Target's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Target or Acquiror or have a material adverse effect on the ability of the parties to consummate the Merger.

      2.5 SEC Filings; Target Financial Statements.
          ----------------------------------------

          (a) Target has filed all forms, reports and documents required to be filed with the SEC since August 1, 1995 and has made available to Acquiror such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Target may file subsequent to the date hereof) are referred to herein as the "TARGET SEC REPORTS." As of their respective dates, the Target SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Target SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Target's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Target SEC Reports (the "TARGET FINANCIALS"), including any Target SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Target and its subsidiaries as at the respective dates thereof and the consolidated results of Target's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Target contained in Target SEC Reports as of December 31, 1996 is hereinafter referred to as the "TARGET BALANCE SHEET." Except as disclosed in the Target Financials, since the date of the Target Balance Sheet neither Target nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its subsidiaries taken as a whole, except liabilities (i) provided for in the Target Balance Sheet, or (ii) incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practices.

          (c) Target has heretofore furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Target with the SEC pursuant to the Securities Act or the Exchange Act.

      2.6 Absence of Certain Changes or Events.  Since the date of the Target
          ------------------------------------
Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Target, (ii) any material change by Target in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Target of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      2.7 Taxes and Returns.  Target and each of its subsidiaries, and any
          -----------------
consolidated, combined, unitary or aggregate group for Tax (as such term is defined in Section 3.8) purposes of which Target or any of its subsidiaries is or has been a member has timely filed all Returns (as such term is defined in Section 3.8) required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Target or any of its subsidiaries or is being asserted against Target or any of its subsidiaries, (ii) no audit of any Tax Return of Target or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Target and its subsidiaries, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Target or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Target and its subsidiaries and (iv) there is no agreement, contract or arrangement to which Target or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code.

      2.8 Restrictions on Business Activities.  There is no agreement
          -----------------------------------
(noncompete or otherwise), commitment, judgment, injunction, order or decree to which Target is a party or, to the knowledge of Target, otherwise binding upon Target, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Target, any acquisition of property (tangible or intangible) by Target or the conduct of business by Target. Without limiting the foregoing, Target has not entered into any agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

      2.9 Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a) The Target Schedules list each item of real property consisting of over 15,000 square feet owned by Target. The Target Schedules list all real property leases to which Target is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

          (b) Target has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in Target Financials or in the Target Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.10 Intellectual Property.
          ---------------------

          (a) Target and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by, or necessary to, the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "TARGET IP RIGHTS").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by, or to, Target, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Target IP Rights or materially impair the right of Target, the Surviving Corporation or Acquiror in or to use, sell, enforce license or otherwise exploit any Target IP Rights or portion thereof.

          (c) Neither the operation of Target's nor any of its subsidiaries' respective businesses nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by Target or any of its subsidiaries (i) violates in any material respect any license or agreement between Target or any of its subsidiaries and any third party or (ii) infringes any patents, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of Target, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any Target IP Rights, nor has Target received any written notice asserting that any Target IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and
(ii), for violations, infringements, claims or litigation that would not have a Material Adverse Effect on Target.

          (d) Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Target IP Rights.

     2.11 Compliance; Permits; Restrictions.
          ---------------------------------

          (a) Neither Target nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Target or any of its subsidiaries or by which Target or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any of its subsidiaries is a party or by which Target or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Target, no investigation or review by any Governmental Entity is pending or threatened against Target or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Target or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target or any of its subsidiaries, any acquisition of material property by Target or any of its subsidiaries or the conduct of business by Target as currently conducted.

          (b) Target and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of Target (collectively, the "TARGET PERMITS"). Target and its subsidiaries are in compliance in all material respects with the terms of the Target Permits.

     2.12 Litigation.  There is no action, suit, proceeding, claim, arbitration
          ----------
or investigation pending, or as to which Target or any of its subsidiaries has received any notice of assertion nor, to Target's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Target or any of its subsidiaries which reasonably would be likely to be material to Target, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the knowledge of Target, no Governmental Entity has at any time challenged or questioned in writing the legal right of Target to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.13 Brokers' and Finders' Fees.  Except for fees payable to Deutsche
          --------------------------
Morgan Grenfell, Inc. pursuant to an engagement letter with Target, a copy of which has been provided to Acquiror, Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.14 Employee Benefit Plans.
          ----------------------

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Target or any trade or business which is under common control with Target within the meaning of Section 414 of the Code (the "TARGET EMPLOYEE PLANS"), Target has made available to Acquiror a true and complete copy of, to the extent applicable, (i) such

Target Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Target Employee Plan, (iv) the most recent summary plan description for each Target Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Target Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Target Employee Plan.

          (b) Each Target Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Target Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Target Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Target nor any ERISA Affiliate of Target has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Target Employee Plan.

     2.15 Employees; Labor Matters.  To Target's knowledge, no employee of
          ------------------------
Target is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. To Target's knowledge, there are no activities or proceedings of any labor union to organize any employees of Target or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Target or any of its subsidiaries. Target and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     2.16 Environmental Matters.
          ---------------------

          (a) Hazardous Material.  Except as reasonably would not be likely to
              ------------------
result in a material liability to Target, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of Target or any of its subsidiaries or any affiliate of Target, or, to Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Target or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be
              ------------------------------
likely to result in a material liability to Target, neither Target nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous

Materials in violation of any law in effect on or before the Closing Date, nor has Target or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits.  Target and its subsidiaries currently hold all
              -------
environmental approvals, permits, licenses, clearances and consents (the "TARGET ENVIRONMENTAL PERMITS") necessary for the conduct of Target's and its subsidiaries' Hazardous Material Activities and other businesses of Target and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities.  No material action, proceeding,
              -------------------------
revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Target's knowledge, threatened concerning any Target Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Target or any of its subsidiaries. Target is not aware of any fact or circumstance which could involve Target or any of its subsidiaries in any material environmental litigation or impose upon Target any material environmental liability.

     2.17 Agreements, Contracts and Commitments.  Except as set forth in the
          -------------------------------------
Target Schedules, neither Target nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Target's Board of Directors, other than those that are terminable by Target or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Target's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Target or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of Target or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (f) any material joint marketing or development agreement; or

          (g) any agreement, contract or commitment described in Item 10 of Regulation S-K (whether or not a filing with the SEC requiring such document to be included as an exhibit is yet due).

     Neither Target nor any of its subsidiaries, nor to Target's knowledge any other party to a Target Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Target or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (g) above (any such agreement, contract or commitment, a "TARGET CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Target Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Target.

     2.18 Change of Control Payments.  The Target Schedules set forth each plan
          --------------------------
or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Target as a result of or in connection with the Merger.

     2.19 Statements; Proxy Statement/Prospectus.  The information supplied by
          --------------------------------------
Target for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and stockholders of Acquiror in connection with the meeting of Target's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "TARGET STOCKHOLDERS' MEETING") and in connection with the meeting of Acquiror's stockholders to consider the approval of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and
(ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger, (the "ACQUIROR STOCKHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting or the Acquiror Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

     2.20 Board Approval.  The Board of Directors of Target has, as of the date
          --------------
of this Agreement, determined (i) in its reasonable business judgment that the Merger is fair from a financial point of view to, and in the best interests of, Target and its stockholders, and (ii) to recommend that the stockholders of Target approve and adopt this Agreement and approve the Merger.

     2.21 Fairness Opinion.  Target's Board of Directors has received an oral
          ----------------
opinion from Deutsche Morgan Grenfell (to be subsequently confirmed in writing), to the effect that as of the date hereof, the Exchange Ratio is fair to Target's stockholders from a financial point of view.


                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Acquiror and Merger Sub represent and warrant to Target, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Acquiror to Target dated as of the date hereof (the "ACQUIROR SCHEDULES"), as follows:

      3.1 Organization of Acquiror.
          ------------------------

          (a) Acquiror and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on Acquiror.

          (b) Acquiror has delivered to Target a true and complete list of all of Acquiror's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Acquiror's equity interest therein.

          (c) Acquiror has delivered or made available to Target a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with Acquiror, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Acquiror and its subsidiaries taken as a whole, except (i) that a change in the market price of the Acquiror Common Stock shall not, in and of itself, be deemed a Material Adverse Effect with respect to

Acquiror, and (ii) that a "Material Adverse Effect" with respect to Acquiror shall not include any adverse effect (i) on the bookings, revenues, gross margins or earnings of Acquiror (or the direct consequences thereof) following the date of this Agreement which is attributable to a delay of, reduction or cancellation or change in the terms of product orders by customers of Acquiror or (ii) due to employee attrition of Acquiror, where Acquiror sustains the burden of reasonably demonstrating that any such delay, reduction, cancellation, change or attrition is primarily attributable to the transactions contemplated by this Agreement or the pendency or announcement of the Merger. Target may conclude that a Material Adverse Effect on Acquiror has occurred only if Target makes such determination in good faith after consultation with its and Acquiror's Chief Financial Officer or Chief Executive Officer, auditors and other financial advisors.

      3.2 Acquiror and Merger Sub Capital Structure.  The authorized capital
          -----------------------------------------
stock of Acquiror consists of 75,000,000 shares of Common Stock, $.01 par value and no shares of Preferred Stock of which there were issued and outstanding as of the close of business on March 31, 1997, 47,781,260 shares of Common Stock and no shares of Preferred Stock. Since the close of business on March 31, 1997, no shares of Acquiror capital stock have been issued except pursuant to the exercise of options outstanding as of March 31, 1997 under the Acquiror Stock Option Plans (as defined below). As of the close of business on March 31, 1997, there were no other outstanding commitments to issue any shares of capital stock or voting securities of Acquiror other than pursuant to the exercise of options outstanding as of that date under the 1983 Incentive Stock Option Plans, the 1986 Stock Option Plan, the Stock Option Plan for Directors, the 1993 Incentive Stock Option Plan, and the 1994 Stock Option Plan, and pursuant to the 1994 Employee Stock Purchase Plan and other plans set forth in Section 3.2 of the Acquiror Schedules, (collectively, the "ACQUIROR STOCK OPTION PLANS"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on March 31, 1997, Acquiror has reserved 8,829,450 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plans, net of exercises, cancellations, repurchases and expiration of options of which, as of the close of business on March 31, 1997, 8,417,436 shares were subject to outstanding, unexercised options and 412,014 shares remained available for future grant. Other than pursuant to this Agreement, the Acquiror 1994 Employee Stock Purchase Plan, and the SQA, Inc. 1995 Employee Stock Purchase Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

      3.3 Obligations With Respect to Capital Stock.  Except as set forth in
          -----------------------------------------
Section 3.2 and except for the Acquiror Option Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of Acquiror, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Acquiror owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Acquiror, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Acquiror or any of its subsidiaries is a party or by which it is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Acquiror or any of its subsidiaries or obligating Acquiror or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Acquiror, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Acquiror or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries, other than the Acquiror Voting Agreements.

      3.4 Authority.
          ---------

          (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law and the approval by Acquiror's stockholders of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger. A vote of the holders of at least a majority of the outstanding shares of the Acquiror Common Stock is required for Acquiror's stockholders to approve each of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes the valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Acquiror and Merger Sub does not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Acquiror or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Acquiror's other subsidiaries, (ii) subject to obtaining the approval of Acquiror's stockholders of (y) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (z) the issuance of shares of Acquiror Common Stock by virtue of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries (including Merger Sub) is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties are bound or affected except, with respect to clause (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Acquiror. The Acquiror Schedules list all material consents, waivers and approvals under any of Acquiror's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and
(v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Target or Acquiror or have a material adverse effect on the ability of the parties to consummate the Merger.

      3.5 Section 203 of the Delaware General Corporation Law Not Applicable.
          ------------------------------------------------------------------
The Board of Directors of Acquiror has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

      3.6 SEC Filings; Acquiror Financial Statements.
          ------------------------------------------

          (a) Acquiror has filed all forms, reports and documents required to be filed with the SEC since June 30, 1994, and has made available to Target such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Acquiror may file subsequent to the date hereof) are referred to herein as the "ACQUIROR SEC REPORTS." As of their respective dates, the Acquiror SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Acquiror's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Acquiror SEC Reports (the "ACQUIROR FINANCIALS"), including any Acquiror SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Acquiror and its subsidiaries as at the respective dates thereof and the consolidated results of Acquiror's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Acquiror contained in Acquiror SEC Reports as of December 31, 1997 is hereinafter referred to as the "ACQUIROR BALANCE SHEET." Except as disclosed in the Acquiror Financials, since the date of the Acquiror Balance Sheet neither Acquiror nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Acquiror and its subsidiaries taken as a whole, except liabilities (i) provided for in the Acquiror Balance Sheet, or (ii) incurred since the date of the Acquiror Balance Sheet in the ordinary course of business consistent with past practices.

          (c) Acquiror has heretofore furnished to Target a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Acquiror with the SEC pursuant to the Securities Act or the Exchange Act.

      3.7 Absence of Certain Changes or Events.  Since the date of the Acquiror
          ------------------------------------
Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Acquiror, (ii) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by Acquiror of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      3.8 Taxes and Returns.  Acquiror and each of its subsidiaries, and any
          -----------------
consolidated, combined, unitary or aggregate group for Tax purposes of which Acquiror or any of its subsidiaries is or has been a member has timely filed all Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Acquiror or any of its subsidiaries or is being asserted against Acquiror or any of its subsidiaries,
(ii) no audit of any Tax Return of Acquiror or any of its subsidiaries is being conducted by a Tax authority (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries,
(iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Acquiror or any of its subsidiaries and is currently in effect (A) as of the date of this Agreement and (B) which, as of the Closing Date, has had and could reasonably be expected to have a Material Adverse Effect on Acquiror and its subsidiaries and (iv) there is no agreement, contract or arrangement to which Acquiror or any of its subsidiaries is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any govern mental authority, domestic or foreign. As used herein, "RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

      3.9 Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a) The Acquiror Schedules list each item of real property consisting of over 15,000 square feet owned by Acquiror. The Acquiror Schedules list all real property leases relating to properties consisting of over 40,000 square feet to which Acquiror is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

          (b) Acquiror has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in Acquiror Financials or in the Acquiror Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.10 Intellectual Property.
          ---------------------

          (a) Acquiror and its subsidiaries either own, or have a valid license with respect to, all patents, copyrights, trademarks, trade secrets and other intellectual property used in, by or necessary to the operation or conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "ACQUIROR IP RIGHTS").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any patent, copyright, trademark, trade secret or other intellectual property rights licensed by or to, Acquiror, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Acquiror IP Rights or materially impair the right of

Acquiror, the Surviving Corporation or Target in or to use, sell, enforce, license or otherwise exploit any Acquiror IP Rights or portion thereof.

          (c) Neither the operation of Acquiror's nor any of its subsidiaries' respective business nor the manufacture, marketing, license, sale or intended use of any product, service or technology currently licensed, manufactured, created, distributed, authored, used, sold or under development by Acquiror or any of its subsidiaries (i) violates in any material respect any license or agreement between Acquiror or any of its subsidiaries and any third party or
(ii) infringes any patent, copyright, trademark, trade secret or other intellectual property right of any other party; and there is no pending or, to the knowledge of Acquiror, threatened claim or litigation contesting the validity, ownership or right to use, sell, enforce, license or dispose of any Acquiror IP Rights, nor has Acquiror received any written notice asserting that any Acquiror IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for violation, infringements, claims or litigation that would not have a Material Adverse Effect on Acquiror.

          (d) Acquiror has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Acquiror IP Rights.

     3.11 Compliance; Permits; Restrictions.
          ---------------------------------

          (a) Neither Acquiror nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which Acquiror or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of Acquiror, no investigation or review by any Governmental Entity is pending or threatened against Acquiror or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Acquiror or any of its subsidiaries, any acquisition of material property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror as currently conducted.

          (b) Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Acquiror (collectively, the "ACQUIROR PERMITS"). Acquiror and its subsidiaries are in compliance in all material respects with the terms of the Acquiror Permits.

     3.12 Litigation.  There is no action, suit, proceeding, claim, arbitration
          ----------
or investigation pending, or as to which Acquiror or any of its subsidiaries has received any notice of assertion nor, to

Acquiror's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Acquiror or any of its subsidiaries which reasonably would be likely to be material to Acquiror, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To the knowledge of Acquiror, no Governmental Entity has at any time challenged or questioned in writing the legal right of Acquiror to manufacture, offer or sell any of its products in the present manner or style thereof.

     3.13 Brokers' and Finders' Fees.  Except for fees payable to Hambrecht &
          --------------------------
Quist LLC pursuant to an engagement letter dated April 4, 1997, a copy of which has been provided to Target, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.14 Employee Benefit Plans.
          ----------------------

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Acquiror or any trade or business which is under common control with Acquiror within the meaning of Section 414 of the Code (the "ACQUIROR EMPLOYEE PLANS"), Acquiror has made available to Target a true and complete copy of, to the extent applicable, (i) such Acquiror Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Acquiror Employee Plan,
(iv) the most recent summary plan description for each Acquiror Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Acquiror Employee Plan subject to Title IV of ERISA and (vi) the most recent IRS determination letter issued with respect to any Acquiror Employee Plan.

          (b) Each Acquiror Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Acquiror Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Acquiror Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Acquiror nor any ERISA Affiliate of Acquiror has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Acquiror Employee Plan.

     3.15 Employees; Labor Matters.  To Acquiror's knowledge, no employee of
          ------------------------
Acquiror is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Acquiror because of the nature of the business conducted or presently proposed to be conducted by Acquiror or to the use of trade secrets or proprietary information of others. To Acquiror's knowledge, there are no activities or proceedings of any labor union to organize any employees of Acquiror or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Acquiror or any of its subsidiaries. Acquiror and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

     3.16 Environmental Matters.
          ---------------------

          (a) Hazardous Material.  Except as reasonably would not be likely to
              ------------------
result in a material liability to Acquiror, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of Acquiror or any of its subsidiaries or any affiliate of Acquiror, or, to Acquiror's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Acquiror or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be
              ------------------------------
likely to result in a material liability to Acquiror, neither Acquiror nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Acquiror or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits.  Acquiror and its subsidiaries currently hold all
              -------
environmental approvals, permits, licenses, clearances and consents (the "ACQUIROR ENVIRONMENTAL PERMITS") necessary for the conduct of Acquiror's and its subsidiaries' Hazardous Material Activities and other businesses of Acquiror and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities.  No material action, proceeding,
              -------------------------
revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Acquiror's knowledge, threatened concerning any Acquiror Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Acquiror or any of its subsidiaries. Acquiror is not aware of any fact or circumstance which could involve Acquiror or any of its subsidiaries in any material environmental litigation or impose upon Acquiror any material environmental liability.

     3.17 Agreements, Contracts and Commitments.  Except as set forth in the
          -------------------------------------
Acquiror Schedules, neither Acquiror nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Acquiror's Board of Directors, other than those that are terminable by Acquiror or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Acquiror's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Acquiror or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of Acquiror or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (f) any material joint marketing or development agreement; or

          (g) any agreement, contract or commitment described in Item 10 of Regulation S-K (whether or not a filing with the SEC requiring such document to be included as an exhibit is yet due).

     Neither Acquiror nor any of its subsidiaries, nor to Acquiror's knowledge any other party to a Acquiror Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Acquiror or any of its subsidiaries is a party or by which it is bound of the type described in clauses
(a) through (g) above (any such agreement, contract or commitment, an "ACQUIROR CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Acquiror Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Acquiror.

     3.18 Change of Control Payments.  The Acquiror Schedules set forth each
          --------------------------
plan or agreement pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers and directors of Acquiror as a result of or in connection with the Merger.

     3.19 Statements; Proxy Statement/Prospectus.  The information supplied by
          --------------------------------------
Acquiror for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Acquiror's stockholders and Target's stockholders, at the time of the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Stockholders' Meeting or the Target Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform Target. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Target which is contained in any of the foregoing documents.

     3.20 Board Approval.  The Board of Directors of Acquiror has, as of the
          --------------
date of this Agreement, determined (i) in its reasonable business judgment, that the Merger is fair from a financial point of view to, and in the best interests of Acquiror, and (ii) to recommend that the stockholders of Acquiror approve (x) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (y) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

     3.21 Fairness Opinion.  Acquiror's Board of Directors has received  written
          ----------------
opinions from Hambrecht & Quist LLC, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view and has delivered to Target a copy of such opinions.

     3.22 Restrictions on Business Activities.  There is no agreement
          -----------------------------------
(noncompete or otherwise), commitment, judgment, injunction, order or decree to which Acquiror is a party or, to the knowledge of Acquiror, otherwise binding upon Acquiror, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property (tangible or intangible) by Acquiror or the conduct of business by Acquiror. Without limiting the foregoing, Acquiror has not entered into any agreement under which Acquiror is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.


                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business.  During the period from the date of this
          -------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Target (which for the purposes of this Article IV shall include Target and each of its subsidiaries) and Acquiror (which for the purposes of this Article IV shall include Acquiror and each of its subsidiaries) agree, except (i) in the case of Target as provided in Article IV of the Target Schedules and in the case of Acquiror as provided in Article IV of the Acquiror Schedules, or (ii) to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and to use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of Target and Acquiror will promptly notify the other of any material event involving its business or operations, except where prohibited by applicable law or contracts existing as of the date of this Agreement; provided that Target or Acquiror, as the case may be, shall
                   --------
use its best efforts to have such prohibition removed promptly following such material event.

     In addition, except as permitted by the terms of this Agreement and except in the case of Target as provided in Article IV of the Target Schedules, and except in the case of Acquiror as provided in Article IV of the Acquiror Schedules, without the prior written consent of the other (which consent will not be unreasonably withheld), neither Target nor Acquiror shall do any of the following, and neither Target nor Acquiror shall permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer, employee or consultant, except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Target IP Rights or the Acquiror IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock, except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Target Common Stock or Acquiror Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Target Common Stock or Acquiror Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof; provided,
                                                                --------
however, that Target shall not, without the prior written consent of Acquiror,
-------
issue options to purchase more than an aggregate of 100,000 shares of Target Common Stock, (iii) shares of Target Common Stock or Acquiror Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause
(ii), (iv) shares of Target Common Stock or Acquiror Common Stock, as the case may be, issuable to participants in the Target Employee Stock Purchase Plan or the Acquiror Employee Stock Purchase Plan, as the case may be, consistent with past practice and the terms thereof and (v) shares of the Target Common Stock, issuable pursuant to the Option Agreement;

          (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Target or Acquiror, as the case may be;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Target or Acquiror, as the case may be, except in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Target or Acquiror, as the case may be, or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees, in each case other than in the ordinary course of business, consistent with past practice.

          (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (m) Make any grant of exclusive rights to any third party, other than in the ordinary course of business;

          (n) Enter into any agreement, contract or commitment containing any covenant limiting its freedom to engage in any line of business or compete with any person;

          (o) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or material impairment or loss of a Target IP Right or a material asset, provided that it consults with the other prior to the filing
                  --------
of such a suit, or (iii) for a breach or threatened breach of this Agreement;

          (p) Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes to the extent material to it or its subsidiaries, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (q) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (r) Enter into any partnership arrangements, joint ventures, joint development agreements, strategic partnership or alliances, or other material contracts other than in the ordinary course of business consistent with past practice, or violate, amend or otherwise modify or waive any material contract, except, in the case of Acquiror or any of its subsidiaries, where such action described in this clause (r) would not have a Material Adverse Effect;

          (s) Take any action that would be reasonably likely to interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

          (t) Intentionally take or agree in writing or otherwise to take any of the actions described in Article IV (a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder, except to the extent that such action would not be reasonably expected to result in a Material Adverse Effect with respect to such party or otherwise interfere with, delay or impede the consummation of the transactions contemplated hereby in any material respect.

      4.2 Acquiror Acquisitions.  Notwithstanding anything in this Agreement to
          ---------------------
the contrary, Acquiror may acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, as the case may be (an "ACQUIROR ACQUISITION"). An Acquiror Acquisition may involve cash, stock or other consideration, and may include such other actions as are customary in connection with such type of transaction, including without limitation entering into employment agreements and severance arrangements in connection with any such transaction. Notwithstanding the foregoing, the Acquiror may not make or enter into any agreements pertaining to an Acquiror Acquisition where (i) such action would reasonably be expected to have a Material Adverse Effect with respect to Acquiror, Surviving Corporation or Target (ii) such action would prevent or materially delay the satisfaction of the condition set forth in Sections 6.1(a) (Stockholder Approval), 6.1(b) (Registration Statement Effective; Proxy Statement), 6.1(c) (No Order; HSR Act) or 6.1(f) (Opinion of Accountants) or otherwise interfere with, delay or impede the consummation of the transactions contemplated hereby in any material respect
(iii) together with the aggregate deal value of any prior Acquiror Acquisitions, such Acquiror Acquisition would exceed $100 million in deal value or (iv) result in a change of control of Acquiror. The taking of any action allowed by this Section 4.2 shall not be deemed a violation of any representation, warranty or covenant set forth in this Agreement, nor shall it constitute a failure of a condition to close.

      4.3 No HSR Act Violation.  Notwithstanding anything to the contrary in
          --------------------
this Article IV, neither Target nor Acquiror shall be required under this
Article IV to take any action or obtain any consent that would cause a violation of the HSR Act.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

      5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings;
          ------------------------------------------------------------------
Board Recommendations.
---------------------

          (a) As promptly as practicable after the execution of this Agreement, Target and Acquiror will prepare, and file with the SEC, the Proxy Statement and Acquiror will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Target and Acquiror will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Target and Acquiror will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Target, such amendment or supplement.

          (b) Subject to the provisions of Section 5.4, the Proxy Statement will include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger. In addition, the Proxy Statement will include the recommendations of the Board of Directors of Acquiror in favor of (x) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (y) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

      5.2 Meetings of Stockholders.  Promptly after the date hereof, Target will
          ------------------------
take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. Target will consult with Acquiror and use its reasonable best efforts to hold the Target Stockholders' Meeting on the same day as the Acquiror Stockholders' Meeting. Promptly after the date hereof, Acquiror will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of (i) amending its Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) voting upon the issuance of shares of Acquiror Common Stock by virtue of the Merger. Acquiror will consult with Target and will use its reasonable best efforts to hold the Acquiror Stockholders' Meeting on the same day as the Target Stockholders' Meeting. For so long as the Board of Directors of Target is required to make the recommendation set forth in Section 5.1, Target will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to approve the Merger. For so long as the Board of Directors of Acquiror is required to make the recommendations set forth in Section 5.1, Acquiror will use its best efforts to solicit from its stockholders proxies in favor of (i) the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow for the issuance of shares of Acquiror Common Stock by virtue of the Merger and (ii) the issuance of shares of Acquiror Common Stock by virtue of the Merger.

      5.3 Confidentiality; Access to Information.
          --------------------------------------

          (a) The parties acknowledge that Target and Acquiror have previously executed a mutual confidentiality letter, dated April 1, 1997, (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Access to Information.  Each party will afford the other party and
              ---------------------
its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.4 No Solicitation.
          ---------------

          (a)  Restriction on Acquiror.
               -----------------------

               (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Acquiror and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (ii) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group, or (iii) participate in any discussions or negotiations with, or disclose any non-public information concerning Acquiror or any of its subsidiaries to, or afford any access to the properties, books or records of Acquiror or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group, in connection with any Acquisition Proposal with respect to Acquiror. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement); (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer); (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not subsequently become required to file a Schedule 13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Acquiror will immediately disclose to Target and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Acquiror will (i) notify Target as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Target of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this
Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Acquiror and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group; provided, however, that nothing herein
                                     --------  -------
shall prohibit Acquiror's Board of Directors from taking and disclosing to Acquiror's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

               (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Acquiror may, to the extent the Board of Directors of Acquiror determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Acquiror, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Acquiror in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Acquiror from a financial point of view and (ii) after reasonable inquiry by Acquiror, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (an "ACQUIROR SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement in connection with a possible Acquisition Proposal, Acquiror may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Acquiror receives an Acquiror Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.4(a)) will prevent the Board of Directors of Acquiror from recommending such Acquiror Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Acquiror may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Acquiror may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that Acquiror shall not recommend to its stockholders
     --------  -------
an Acquiror Superior Proposal for a period of not less than 48 hours after Target's receipt of a copy of such Acquiror Superior Proposal (or a description of the significant terms and conditions thereof, if such Acquiror Superior Proposal is not in writing); and provided further, that nothing contained in
                                 -------- -------
this Section shall limit Acquiror's obligation to hold and convene the Acquiror Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Acquiror shall have been withdrawn, modified or not yet made).

               (iii) Notwithstanding anything to the contrary in this Section 5.4(a) Acquiror will not provide any non-public information to a third party unless: (x) Acquiror provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Target.

          (b)  Restrictions on Target.
               ----------------------

               (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Target and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Acquiror and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Target or any of its subsidiaries to, or afford any access to the properties, books or records of Target or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Acquiror and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Target. Target will immediately disclose to Acquiror and cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Target will
(i) notify Acquiror as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Acquiror of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Target and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Acquiror); provided, however, that nothing herein
                                       --------  -------
shall prohibit Target's Board of Directors from taking and disclosing to Target's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

               (ii) Notwithstanding any other provision of this Agreement, prior to the Effective Time, Target may, to the extent the Board of Directors of Target determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to Target, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Target in its good faith reasonable judgment determines, (i) after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Target from a financial point of view than the Merger and (ii) after reasonable inquiry by Target, that the party making such Acquisition Proposal is financially capable of consummating such Acquisition Proposal (a "TARGET SUPERIOR PROPOSAL"). In addition, notwithstanding any other provision of this Agreement, in connection with a possible Acquisition Proposal, Target may refer any third party to this Section 5.4 or make a copy of this
Section 5.4 available to a third party. In the event Target receives a Target Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 5.4(b)) will prevent the Board of Directors of Target from recommending such Target Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Target may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, Target may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that Target shall not recommend to its stockholders a
     --------  -------
Target Superior Proposal for a period of not less than 48 hours after Acquiror's receipt of a copy of such Target Superior Proposal (or a description of the significant terms and conditions thereof, if such Target Superior Proposal is not in writing); and provided further, that nothing contained in this Section
                     -------- -------
shall limit Target's obligation to hold and convene the Target Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Target shall have been withdrawn, modified or not yet made).

               (iii) Notwithstanding anything to the contrary in this paragraph
(b), Target will not provide any non-public information to a third party unless:
(x) Target provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously delivered to Acquiror.

      5.5 Public Disclosure.  Acquiror and Target will consult with each other
          -----------------
before issuing any press release or otherwise making any public statement with respect to the Merger, or this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

      5.6 Legal Requirements.  Each of Acquiror, Merger Sub and Target will take
          ------------------
all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Acquiror will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Acquiror Common Stock pursuant hereto. Target will use its commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock pursuant hereto.

      5.7 Third Party Consents.  As soon as practicable following the date
          --------------------
hereof, Acquiror and Target will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.8 Notification of Certain Matters.  Acquiror and Merger Sub will give
          -------------------------------
prompt notice to Target, and Target will give prompt notice to Acquiror, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of Acquiror and Merger Sub or Target, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.9 Best Efforts and Further Assurances.  Subject to the respective rights
          -----------------------------------
and obligations of Acquiror and Target under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.10 Stock Options and Warrants.
          --------------------------

          (a) At the Effective Time, each outstanding option to purchase shares of Target Common Stock (each a "TARGET STOCK OPTION") under the Target Stock Option Plans, whether or not exercisable, will be assumed by Acquiror. Each Target Stock Option so assumed by Acquiror under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Target Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Target Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Target Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Target Stock Option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such Target Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Acquiror will issue to each holder of an outstanding Target Stock Option a notice describing the foregoing assumption of such Target Stock Option by Acquiror.

          (b) It is intended that Target Stock Options assumed by Acquiror shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Target Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

          (c) Acquiror will reserve sufficient shares of Acquiror Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

     5.11 Form S-8.  Acquiror agrees to file a registration statement on Form S-
          --------
8 for the shares of Acquiror Common Stock issuable with respect to assumed Target Stock Options and the rights assumed under the Target ESPP no later than five (5) business days after the Closing Date.

     5.12 Indemnification and Insurance.
          -----------------------------

          (a) From and after the Effective Time, Acquiror will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target pursuant to any indemnification agreements between Target and any of its subsidiaries and their respective directors and officers (the "INDEMNIFIED PARTIES") existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of Acquiror and the Surviving Corporation and, by executing this Agreement, Acquiror hereby assumes such obligations. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of Target, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Target or its subsidiaries, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, Acquiror will either (i) maintain at least $10,000,000 in cash, marketable securities and unrestricted lines of credit which the Chief Financial Officer of Acquiror, on behalf of Acquiror, certifies in writing are and will continue to be available to provide the indemnification in accordance with Section 5.12(a) above, or (ii) cause the Surviving Corporation to use its best efforts to maintain in effect, if available, directors' and officers' liability insurance for at least $10,000,000 covering those persons who are Indemnified Parties; provided,
                                                                --------
however, that at no time when Acquiror is required to provide indemnification
-------
under Section 5.12 will the indemnification provided to the Indemnified Parties under this Section 5.12(b) be less favorable in amount or material terms than the indemnification provided by Acquiror to its own directors and officers.

     In the event of any claim, action, suit, proceeding or investigation to which paragraph (a) applies, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation and Acquiror, (ii) after the Effective Time, the Surviving Corporation or Acquiror will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation and Acquiror will cooperate in the defense of any such matter; provided, however, that neither Acquiror nor the Surviving Corporation will be
--------  -------
liable for any settlement effected without the Surviving Corporation's or Acquiror's written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for
    --------  -------
indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Target, the Surviving Corporation and the persons who are or were directors or officers of Target or its subsidiaries on or prior to the Effective Time, and will be binding on all successors and assigns of the Surviving Corporation.

     5.13 Nasdaq National Market Listing.  Acquiror agrees to file with the
          ------------------------------
Nasdaq National Market prior to the Effective Time a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.14 Acquiror Affiliate Agreement.  Set forth on the Acquiror Schedules is
          ----------------------------
a list of those persons who, in Acquiror's reasonable judgment, may be deemed to be affiliates of Acquiror within the meaning of Rule 145 promulgated under the Securities Act (each an "ACQUIROR AFFILIATE"). Acquiror will provide Target with such information and documents as Target reasonably requests for purposes of reviewing such list. Acquiror will use its reasonable best efforts to deliver or cause to be delivered to Target, as promptly as practicable on or following the date hereof, from each Acquiror Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-1.
                            -----------

     5.15 Target Affiliate Agreement.  Set forth on the Target Schedules is a
          --------------------------
list of those persons who may be deemed to be, in Target's reasonable judgment, affiliates of Target within the meaning of Rule 145 promulgated under the Securities Act (each a "TARGET AFFILIATE"). Target will provide Acquiror with such information and documents as Acquiror reasonably requests for purposes of reviewing such list. Target will use its reasonable best efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or following the date hereof, from each Target Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit C-2 (the "TARGET AFFILIATE
                                          -----------
AGREEMENT"). Acquiror will be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by a Target Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of the Target Affiliate Agreement.

     5.16 Acquiror Voting Agreements.  To the extent not delivered to Target
          --------------------------
concurrently with the execution of this Agreement, Acquiror shall use its best efforts, on behalf of Target and pursuant to the request of Target, to cause each Acquiror stockholder named in Schedule 5.16 of the Acquiror Schedule (which
                                   -------------
accurately states the number of shares of Target Common Stock beneficially owned by each person named thereon) to execute and deliver to Target an Acquiror Voting Agreement in substantially the form of Exhibit A-2 attached hereto
                                              -----------
promptly following the execution of this Agreement (and in each case no later than the date prior to the time that the preliminary proxy materials are filed with the SEC pursuant to Section 5.1).

     5.17 Target Voting Agreements.  To the extent not delivered to Acquiror
          ------------------------
concurrently with the execution of this Agreement, Target shall use its best efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in Schedule 5.17 of the Target Schedule (which
                                 -------------
accurately states as of March 14, 1997 the number of shares of Target Common Stock beneficially owned by each person named thereon) to execute and deliver to Acquiror a Target Voting Agreement in substantially the form of Exhibit A-1
                                                                -----------
attached hereto promptly following the execution of this Agreement (and in each case no later than the date prior to the time that the preliminary proxy materials are filed with the SEC pursuant to Section 5.1).

     5.18 Regulatory Filings; Reasonable Efforts.  If required under applicable
          --------------------------------------
law, as soon as may be reasonably practicable, Target and Acquiror each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Target and Acquiror each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.19 Increase in Authorized Shares.  Subject to the terms hereof, at the
          -----------------------------
Acquiror Stockholders' Meeting, Acquiror shall propose and recommend that its Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock thereunder to at least 110,000,000 shares, provided that Acquiror may propose and recommend an increase of such lesser number as in good faith it determines (provided that, subject to the terms hereof, such lesser number is not less
 --------
than the number required to issue shares by virtue of the Merger and the other transactions contemplated hereby).

     5.20 Tax-Free Reorganization.  Each party shall take such reasonable action
          -----------------------
as may be required to cause the Merger to qualify as a "reorganization" under
Section 368(a) of the Code, and no party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

     5.21 Nasdaq Quotation.  Acquiror and Target agree to continue the quotation
          ----------------
of Acquiror Common Stock and Target Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that appraisal rights will not be available to stockholders of Target under Section 262 of the Delaware Law.

     5.22 Employee Benefit Arrangements.  As soon as practicable following the
          -----------------------------
Effective Time, Acquiror shall enroll employees of Target who will become employees of Acquiror in all "employee welfare benefit plans," as such term is defined in Section 3.(1) of ERISA, maintained by Acquiror and shall take such steps as are necessary to ensure that there are no pre-existing condition limitations that apply to any medical, life or disability insurance coverage.

     5.23 [Intentionally left blank]

     5.24 Amendment to Registration Rights.  Target shall use its reasonable
          --------------------------------
best efforts to obtain such amendments to registration rights agreements to which it is a party which may be reasonably requested by Acquiror.

     5.25 Pooling Accounting.
          ------------------

          (a) Acquiror and Target shall each use its best efforts to take all actions required to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its best efforts to cause its "Affiliates" (as such term is used in Sections 5.14 and 5.15) not to take any action that would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests. Acquiror and Target shall each advise each other and their own respective accounting firms of any action known to such party to have been taken by any of its directors, officers, affiliate, or stockholder which, to the knowledge of such party, could preclude accounting for the Merger as a pooling of interests.

          (b) Target shall use all reasonable efforts to cause to be delivered to Acquiror a letter of Target's independent auditors in writing two business days prior to the Effective Time to the effect that Target qualifies as an entity that may be a party to a business combination for which the pooling-of-interest method of accounting would be available and in a form reasonably satisfactory to

Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

          (c) Acquiror shall use all reasonable efforts to cause to be delivered to Target a letter of Acquiror's independent auditors in writing two business days before the Effective Time regarding concurrence with Acquiror's management's conclusion regarding appropriateness of pooling-of-interest accounting treatment for the Merger under APB Opinion No. 16 if consummated in accordance with this Agreement and in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

     5.26 Option Agreement.  Concurrently with the execution of this Agreement,
          ----------------
Target shall deliver to Acquiror an executed Target Option Agreement in the form of Exhibit B-1 attached hereto. Target agrees to fully perform its obligations
   -----------
under the Target Option Agreement. Concurrently with the execution of this Agreement, Acquiror shall deliver to Target an executed Acquiror Option Agreement in the form of Exhibit B-2 attached hereto. Acquiror agrees to fully
                         -----------
perform its obligations under the Acquiror Option Agreement.

     5.27 ESPP.  Employees of Target as of the Effective Time shall be permitted
          ----
to participate in the Acquiror's Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval.  This Agreement shall have been approved and
              --------------------
adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Target; and an increase in the authorized number of shares of Acquiror Common Stock so as to permit the issuance of shares of Acquiror Common Stock by virtue of the Merger, as well as such issuance, shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Acquiror.

          (b) Registration Statement Effective; Proxy Statement.  The SEC shall
              -------------------------------------------------
have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act.  No Governmental Entity shall have enacted,
              -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d) Tax Opinions.  Acquiror and Target shall each have received
              ------------
substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing.  The shares of Acquiror Common Stock issuable to
              --------------
stockholders of Target pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

          (f) Opinion of Accountants.  Each of Acquiror and Target shall have
              ----------------------
received a letter from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, dated within two (2) business days prior to the Effective Time, as described in Section 5.25.

      6.2 Additional Conditions to Obligations of Target.  The obligation of
          ----------------------------------------------
Target to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Acquiror and Merger Sub contained in this Agreement shall have been true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time except, in each case, for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on Acquiror. Target shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

          (b) Agreements and Covenants.  Acquiror and Merger Sub shall have
              ------------------------
performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except where the failure to so perform or comply would not have a Material Adverse Effect with respect to Acquiror and Target shall have received a certificate to such effect signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

          (c) Material Adverse Effect.  No Material Adverse Effect with respect
              -----------------------
to Acquiror shall have occurred since the date of this Agreement.

          (d) Legal Opinion.  Target shall have received a legal opinion from
              -------------
Wilson Sonsini Goodrich & Rosati, P.C., counsel to Acquiror, in substantially the form set forth in Exhibit D-1.
                      -----------

          (e) Injunctions or Restraints on Conduct of Business.  No temporary
              ------------------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of its business or the business of Target and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on Acquiror.

      6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub.
          -------------------------------------------------------------------
The obligations of Acquiror and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of Target contained in this Agreement shall have been true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Effective Time except, in each case, for changes contemplated by this Agreement or the Target Schedules and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on Target. Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Target by the Chief Executive Officer and the Chief Financial Officer of Target.

          (b) Agreements and Covenants.  Target shall have performed or complied
              ------------------------
with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so perform or comply would not have a Material Adverse Effect with respect to Target and the Acquiror shall have received a certificate to such effect signed on behalf of Target by the President and the Chief Financial Officer of Target.

          (c) Material Adverse Effect.  No Material Adverse Effect with respect
              -----------------------
to Target shall have occurred since the date of this Agreement.

          (d) No Dissenters.  Holders of more than 4.9% of the outstanding
              -------------
shares of Target Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

          (e) Employment and Noncompetition Agreement.  Reed Hastings shall have
              ---------------------------------------
entered into the Noncompetition Agreement in the form of Exhibit E hereto.
                                                         ---------

          (f) Legal Opinion.  Acquiror shall have received a legal opinion from
              -------------
Fenwick & West LLP, counsel to Target, in substantially the form set forth in Exhibit D-2.
-----------

          (g) Injunctions or Restraints on Conduct of Business.  No temporary
              ------------------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal, contractual or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of its business or the business of Target and its subsidiaries, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending, except where the existence of any of the foregoing items would not have a Material Adverse Effect on Target.


                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Target or the approval of the issuance of Acquiror Common Stock in connection with the Merger by the stockholders of Acquiror:

          (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and Target;

          (b) by either Target or Acquiror if the Merger shall not have been consummated by September 30, 1997 for any reason; provided, however, that the
                                                  --------  -------
right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Target or Acquiror if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Target or Acquiror if the required approvals of the stockholders of Target or the stockholders of Acquiror contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate
                                        --------
this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by Acquiror, if the Board of Directors of Target recommends a Target Superior Proposal to the stockholders of Target, or if the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

          (f) by Target, if the Board of Directors of Acquiror recommends an Acquiror Superior Proposal to the stockholders of Acquiror, or if the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of approving the amendment of Acquiror's Certificate of Incorporation to increase its authorized share capital to allow the issuance of shares of Acquiror Common Stock by virtue of the Merger and the issuance of the shares of Acquiror Common Stock by virtue of the Merger;

          (g) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in
                                      --------
Acquiror's representations and warranties or breach by Acquiror is curable by Acquiror through the exercise of its commercially reasonable efforts within ten
(10) days of the time such representation or warranty shall have become untrue or such breach, then Target may not terminate this Agreement under this Section 7.1(g) during such ten-day period provided Acquiror continues to exercise such commercially reasonable efforts to cure such breach;

          (h) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such
                                                     --------
inaccuracy in Target's representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts within ten (10) days of the time such representation or warranty shall have become untrue or such breach, then Acquiror may not terminate this Agreement under this Section 7.1(h) during such ten-day period provided Target continues to exercise such commercially reasonable efforts to cure such breach.

          (i) by Target, if there shall have occurred any Material Adverse Effect with respect to Acquiror since the date of this Agreement; or

          (j) by Acquiror, if there shall have occurred any Material Adverse Effect with respect to Target since the date of this Agreement.

      7.2 Notice of Termination; Effect of Termination.  Any termination of this
          --------------------------------------------
Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 Fees and Expenses.
          -----------------

          (a) General.  Except as set forth in this Section 7.3, all fees and
              -------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Acquiror and Target
                                  --------  -------
shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b)  Target Payments.
               ---------------

               (i) If (x) the Board of Directors of Target shall have withheld, withdrawn or modified in a manner adverse to Acquiror its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, and at that time there shall not have occurred a Material Adverse Effect on Acquiror, (y) the Board of Directors of Target recommends a Target Superior Proposal to the stockholders of Target, or (z) Target fails to hold the Target Stockholders Meeting as required by this Agreement by September 30, 1997, Target shall pay to Acquiror an amount equal to $18,000,000 within one business day following the earlier to occur of (A) termination of this Agreement pursuant to
Section 7.1(b) or 7.1(e) hereof and (B) a Target Negative Vote (as defined below);

               (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the stockholders of Target approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "TARGET NEGATIVE VOTE") and (y) prior to such Target Negative Vote there shall have occurred an Acquisition Proposal with respect to Target which shall have been publicly disclosed and not withdrawn (a "TARGET COMPETING PROPOSAL") and (z) (i) within 12 months of such Target Negative Vote, Target shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Target Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Target shall have been consummated or (ii) within 6 months following such Target Negative Vote, Target shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Target shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on Acquiror prior to the Target Negative Vote, Target shall pay to Acquiror an amount equal to $18,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above; and

               (iii) If (A) payment is required pursuant to clauses 7.3(b)(i) or
(ii) above, (B) if there shall otherwise be a Target Negative Vote or (C) if this Agreement is terminated by

Acquiror pursuant to Section 7.1(h) or 7.1(j) then Target shall pay to Acquiror an amount equal to $3,000,000 within one business day following demand therefor.

           (c) Acquiror Payments.
               -----------------

               (i) If (x) the Board of Directors of Acquiror shall have withheld, withdrawn or modified in a manner adverse to Target its recommendation in favor of the approval of the issuance of shares of its capital stock in connection with the Merger, and at that time there shall not have occurred a Material Adverse Effect on Target, (y) the Board of Directors of Acquiror recommends an Acquiror Superior Proposal to the stockholders of Acquiror or (z) Acquiror fails to hold the Acquiror Stockholders Meeting as required by this Agreement by September 30, 1997, Acquiror shall pay to Target an amount equal to $18,000,000 within one business day following the earlier to occur of (A) termination of the Agreement pursuant to Section 7.1(b) or 7.1(f) hereof and (B) an Acquiror Negative Vote (as defined below);

               (ii) If no payment shall be required pursuant to clause 7.3(c)(i) above, and if (x) the vote of the stockholders of Acquiror approving the amendment of its Certificate of Incorporation to increase its authorized share capital to allow the issuance of shares of Acquiror Common Stock by virtue of the Merger and the issuance of such shares by virtue of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (an "ACQUIROR NEGATIVE VOTE") and (y) prior to such Acquiror Negative Vote there shall have occurred an Acquisition Proposal with respect to Acquiror which shall have been publicly disclosed and not withdrawn ("ACQUIROR COMPETING PROPOSAL") and (z) (i) within 12 months of such Acquiror Negative Vote, Acquiror shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Acquiror Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to Acquiror shall have been consummated or (ii) within 6 months following such Acquiror Negative Vote, Acquiror shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to Acquiror shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect on Target prior to the Acquiror Negative Vote, Acquiror shall pay to Target an amount equal to $18,000,000 within one business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(i) or (z)(ii) above; and

               (iii) If (A) payment is required pursuant to clause 7.3(c)(i) or
(ii) above, (B) if there shall be an Acquiror Negative Note or (C) if this Agreement is terminated by Target pursuant to Section 7.1(g) or 7.1(i) then Acquiror shall pay to Target an amount equal to $3,000,000 within one business day following demand therefor.

           (d) Payment of the amounts described in Section 7.3(b) or (c) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

      7.4  Amendment.  Subject to applicable law, this Agreement may be amended
           ---------
by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

      7.5 Extension; Waiver.  At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

      7.6 Extension of Date.  The references in this Article VII to September
          -----------------
30, 1997 shall be deemed to be references to September 30, 1997, or such later date as may be necessary to allow time to comply with the HSR Act (provided that the parties are using their best efforts with respect to such matter), but in no event later than December 31, 1997.


                                  ARTICLE VII
                               GENERAL PROVISIONS

      8.1 Non-Survival of Representations and Warranties.  The representations
          ----------------------------------------------
and warranties of Target, Acquiror and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2 Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)  if to Acquiror or Merger Sub, to:

               Rational Software Corporation
               2800 San Tomas Expressway
               Santa Clara, California 95051
               Attention: Chief Executive Officer
               Telephone No.: (408) 496-3600
               Facsimile No.: (408) 496-3636

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:   Francis S. Currie, Esq.
               Telephone No.: (415) 493-9300
               Facsimile No.: (415) 493-6811

          (b)  if to Target, to:

               Pure Atria Corporation
               1309 South Mary Avenue
               Sunnyvale, California 94087
               Attention:  President and Chief Executive Officer
               Telephone No.:  (408) 720-1600
               Facsimile No.:  (408) 720-0324

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square, Suite 700
               Palo Alto, California  94306
               Attention:  Dennis R. DeBroeck, Esq.
               Telephone No.:  (415) 494-0600
               Facsimile No.:  (415) 494-1417

      8.3 Interpretation; Knowledge.
          -------------------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to any matter in question, that any of the executive officers of Target or Acquiror, as the case may be, has actual knowledge of such matter.

      8.4 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 Entire Agreement; Third Party Beneficiaries.  This Agreement and the
          -------------------------------------------
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Target Schedules and the Acquiror Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except with respect to the matters set forth in Sections 1.6(c), 5.10, 5.11, 5.12 and 5.13.

      8.6 Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 Other Remedies; Specific Performance.  Except as otherwise provided
          ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8 Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      8.9 Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment.  No party may assign either this Agreement or any of its
          ----------
rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 Waiver of Jury Trial.  EACH OF ACQUIROR, TARGET AND MERGER SUB HEREBY
          --------------------
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIROR, TARGET OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                                     *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                              RATIONAL SOFTWARE CORPORATION


                              By:   ________________________________________
                                    Name:
                                    Title:



                              WINGS MERGER CORPORATION


                              By:   ________________________________________
                                    Name:
                                    Title:



                              PURE ATRIA CORPORATION


                              By:   ________________________________________
                                    Name:
                                    Title:



                 **** AGREEMENT AND PLAN OF REORGANIZATION ****